Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

            We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002 included in the Form 8-K of CWABS, Inc. (the "Registrant") which is incorporated by reference in the registration statement (No. 333-109272) and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant relating to the Countrywide Revolving Home Equity Loan Asset Backed Notes Series 2003-A.



                                          /s/ KPMG LLP
                                          ------------------


New York, New York
September 27, 2004